EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             THIRD QUARTER 1996

(1) In the third quarter STI was working to complete Phase II of the Brayton Point Power Project. Brayton Point Station is owned by New England Power and is located in Somerset, MA. One STI separator has been running at Brayton Point in a temporary location at the plant since June of 1995. Phase II will provide for a permanent location as well as the installation of a second machine to handle all of the plant's fly ash. Phase II is expected to be completed in November 1996.

     STI shipped a machine to Kali und Salz which became operational on September 1, 1996. Kali und Salz is a German company and the machine will be used to separate pot ash. The separator will be tested at their manufacturing plant for 6 months and then Kali und Salz will make a decision on whether to puchase an additional 20 machines from STI.

(2)  Separation Technologies' Financial Statements through September 30, 1996.

                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                              September 30, 1996
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $1,701
          Total fixed Assets                         1,701
Current Assets:
    Cash and cash equivalents                          353
    Accounts Receivable                                738
    Inventories                                        352
    Prepaid Expenses and Other                          28
          Total Current Assets                       1,471
Other Assets:
    Deposits                                            50
    Acquired Intangibles                             2,630
    Patents and acquired Technology                    417
          Total Other Assets                         3,097
TOTAL ASSETS                                        $6,269

                              LIABILITIES
Stockholders' Investment:
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Additional Paid-in-Capital                      14,003
    Deficit accumulated during development          (8,459)
          Total Common Equity                        5,597
Long Term Liabilities:
    Notes Payable to EUA Energy                          0
          Total Long Term Liabilities                    0
          Total Capitalization                       5,597
Current Liabilities:
    Accounts Payable                                   393
    Notes Payable                                       95
    Accrued Expenses                                   137
    Other                                               47
          Total Current Liabilities                    672
TOTAL LIABILITIES AND EQUITY                        $6,269


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                 For the Quarter Ended and YTD September 30, 1996
                                   (Unaudited)
                               (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $663    $1,347
Cost of Revenues                             253       654
          Gross Profit                       410       693

Operating Expenses:
    Engineering, Research and Developme      243       703
    Sales and Marketing Expenses              47       145
    General and Administrative Expenses      312     1,059
          Total Operating Expenses           602     1,907
Operating Income                            (192)   (1,214)
Other Income and Deductions                    3        15
    Income Before Interest Charges          (189)   (1,199)
Interest Charges                               0         0
    Income After Interest Charges           (189)   (1,199)
Pre-tax Net Income                         ($189)  ($1,199)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                    For the Nine Months Ended September 30, 1996
                                   (Unaudited)
                            (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                             ($1,199)
    Depreciation & Amortization                        650
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                   (648)
        Accounts & Notes Payable                      (122)
        Accrued Expenses                              (101)
        Other (Net)                                   (179)
          Net Operating Activities                  (1,599)
Financing Activities:
    Equity Contributions                             5,425
    Long Term Debt                                       0
          Net Financing Activities                   5,425
Investing Activities:
    Capital Expenditures                            (1,522)
    Other                                           (1,959)
          Net Investing Activities                  (3,481)
Cash Provided (Used)                                  $345